Exhibit 99.5

KYPHON INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

	Historical					Historical
	Nine Months Ended September 30, 2006		Pro Forma Adjustments		Pro Forma Combined	Nine Months Ended September 30, 2006	Pro Forma Adjustments		Pro Forma Combined
	Kyphon	St. Francis	St. Francis			Disc-O-Tech	Disc-O-Tech
Net sales	$295,168	$36,525	$—		$331,693	$4,128	$—		$335,821
Cost of goods sold	37,474	3,487	6,075	(2)	47,036	1,834	—		48,870

Gross profit	257,694	33,038	(6,075)		284,657	2,294	—		286,951
Operating expenses:
Research and development	28,912	2,958	—		31,870	1,759	—		33,629
Sales and marketing	142,644	15,461	—		158,105	527	—		158,632
General and administrative	43,371	3,799	—		47,170	14	—		47,184
Amortization of intangibles	—	—	9,255	(2)	9,255	—	7,753	(a)	17,008

Total operating expenses	214,927	22,218	9,255		246,400	2,300	7,753		256,453

Income (loss) from operations	42,767	10,820	(15,330)		38,257	(6)	(7,753)		30,498
Interest income	6,796	90	(2,494	)(3)	4,392	—	(2,295	)(b)	2,097
Interest expense	(170)	—	(24,242	)(4)	(24,412)	—	(3,114	)(d)	(27,526)
Other income (expense), net	(169)	268	—		99	—	—		99

Income (loss) before income taxes	49,224	11,178	(42,066)		18,336	(6)	(13,162)		5,168
Provision (benefit) for income taxes	21,720	—	(16,700	)(5)	5,020	—	(5,225	)(c)	(205)

Net income (loss)	$27,504	$11,178	$(25,366)		$13,316	$(6)	$(7,937)		$5,373

Net income (loss) per share:
Basic	$0.62				$0.30				$0.12

Diluted	$0.60				$0.29				$0.12

Weighted-average shares outstanding:
Basic	44,313				44,313				44,313

Diluted	46,158				46,158				46,158

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information

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